Filed pursuant to Rule 424(b)(5)
SEC File No. 333-142343

CALCULATION OF REGISTRATION FEE
	Maximum	Amount of
Title of each Class of	Aggregate	Registration
Securities to be Registered	Offering Price	Fee(1)
Debt Securities	$300,000,000	$11,790

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Prospectus Supplement
(To prospectus dated April 25, 2007)

Martin Marietta Materials, Inc.

$300,000,000 6.60% Senior Notes due 2018

Issue Price: 99.929%

The notes will mature on April 15, 2018. Interest on the notes will be paid on April 15 and October 15 of each year. The first interest payment will be October 15, 2008.

We may redeem the notes in whole or in part at any time prior to their maturity at the “make whole” redemption price described in this prospectus supplement.

Upon a change of control repurchase event, we will be required to make an offer to repurchase all outstanding notes at a price in cash equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest to, but not including, the purchase date.

The notes will be unsecured and will rank equally with all our other unsecured unsubordinated indebtedness from time to time outstanding.

Investing in the notes involves risks. See “Risk factors” beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

			Proceeds, before
			expenses, to Martin
	Public offering price(1)	Underwriting discount	Marietta Materials(1)

Senior note	99.929%	0.650%	99.279%

Total	$299,787,000	$1,950,000	$297,837,000

(1)	Plus accrued interest, if any, from April 21, 2008.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

We expect to deliver the notes to investors in registered book-entry form through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, societé anonyme and the Euroclear Bank S.A./N.V., on or about April 21, 2008.

Joint Book-Running Managers

JPMorgan	Banc of America Securities LLC	Wachovia Securities

Co-Managers

BB&T Capital Markets
Wells Fargo Securities
Citi

April 16, 2008

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Prospectus Supplement

Prospectus

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About this prospectus supplement

You should rely only upon the information contained in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement may add, update or change information contained or incorporated by reference in the accompanying prospectus. In addition, the information incorporated by reference in the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference in making your investment decision.

Where you can find more information

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, DC 20549

You may also obtain copies of this information at prescribed rates by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We incorporate by reference information into this prospectus supplement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement. Any information contained in this prospectus supplement or any document incorporated or deemed to be incorporated by reference in this prospectus supplement will be

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deemed to be modified, superseded or updated to the extent that information contained in this prospectus supplement or any subsequently filed document incorporated or deemed to be incorporated by reference in this prospectus supplement modifies, supersedes or updates such earlier information. Any information so modified, superseded or updated will not be deemed, except as so modified, superseded or updated, to constitute a part of this prospectus supplement. We incorporate by reference the documents listed below and all future documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports furnished under items 2.02 and 7.01 of Form 8-K):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007; and

•	Current Reports on Form 8-K filed on February 1, 2008, March 20, 2008 and April 14, 2008.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Martin Marietta Materials, Inc.
2710 Wycliff Road
Raleigh, North Carolina 27607-3033
Attn: Investor Relations
Telephone: (919) 781-4550

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Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject, and qualified in its entirety by reference, to the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise indicated, all references to “Martin Marietta Materials,” the “Company,” “we,” “us” and “our” refer to Martin Marietta Materials, Inc. and its consolidated subsidiaries.

See “Risk factors” in this prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 2007 for factors that you should consider before investing in the notes and “Information regarding forward-looking statements” for information relating to statements contained in this prospectus supplement that are not historical facts.

Our company

We are a leading producer of aggregates for the construction industry, including infrastructure, commercial and residential. We also have a specialty products segment that manufactures and markets magnesia-based chemical products used in industrial, agricultural, and environmental applications, dolomitic lime sold primarily to the steel industry and structural composite products. For the year ended December 31, 2007, our aggregates business accounted for approximately 92% of our total net sales and our specialty products segment accounted for approximately 8% of our total net sales.

We were formed in 1993 as a North Carolina corporation to serve as successor to the operations of the materials group of the organization that is now Lockheed Martin Corporation. Our principal executive offices are located at 2710 Wycliff Road, Raleigh, North Carolina 27607-3033, and our telephone number is (919) 781-4550.

Our website is located at http://www.martinmarietta.com. We do not incorporate the information on our website into this prospectus supplement or the accompanying prospectus and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

Recent developments

On April 10, 2008, we amended our unsecured $250 million credit agreement to add another class of loan commitment, which had the effect of increasing the borrowing base under the credit agreement by $75 million. We may borrow under our credit agreement, including the additional funds available as a result of the increase, for general corporate purposes, including to support our commercial paper program.

On April 14, 2008, we announced the acquisition from Vulcan Materials Company of six quarries in Georgia and Tennessee. These newly acquired facilities significantly expand our presence in high-growth areas of Georgia and Tennessee, particularly south and west of Atlanta. These quarries will be integrated into our Southeast Group. As a result of this transaction, we estimate that our aggregates production in Georgia and Tennessee will increase by nearly 30% annually.

The acquisition was partially funded with proceeds from commercial paper borrowings. The remainder of the consideration for the acquisition consisted of certain of our assets, including the Table Mountain Quarry in Butte County, California, the Loop 1604 property in Bexar County, Texas and the Greystone property in Vance County, North Carolina.

The offering

The following is a brief summary of some of the terms of the notes. For a more complete description of the terms of the notes see “Description of the notes” in this prospectus supplement and “Description of debt securities” in the accompanying prospectus.

Issuer	Martin Marietta Materials, Inc.

Notes offered	$300,000,000 aggregate principal amount of 6.60% senior notes due 2018.

Issue price	99.929% of principal amount, plus accrued interest, if any, from April 21, 2008.

Maturity	April 15, 2018.

Interest	Interest on the notes will accrue at the rate of 6.60% per year on the principal amount and will be payable semi-annually in cash in arrears on April 15 and October 15 of each year, beginning on October 15, 2008.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equal in right of payment to all of our other existing and future unsecured and unsubordinated indebtedness. The notes will be effectively junior to all of our existing and future secured debt to the extent of the value of the assets securing such debt and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

As of December 31, 2007, we had an aggregate of approximately $1,124.3 million of indebtedness, excluding intercompany liabilities. As of December 31, 2007, excluding intercompany liabilities, our subsidiaries had no indebtedness and, other than capital lease obligations, we had no secured indebtedness.

The indenture governing the notes will not contain any restrictions on the incurrence of indebtedness other than as described under “Description of the notes—Covenants—Limitations on liens.”

Additional notes	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes in all respects.

Sinking fund	None.

Change of control repurchase event	Upon a change of control repurchase event, we will be required to make an offer to repurchase all outstanding notes at a price in cash equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest to, but not including the repurchase date. See “Description of the notes—Change of control repurchase event.”

Optional redemption	We may redeem the notes in whole or in part at any time prior to their maturity at the “make whole” redemption price described herein. See “Description of the notes—Optional redemption; no sinking fund.”

Trustee	Branch Banking & Trust Company.

Use of proceeds	We estimate that the net proceeds from the offering will be approximately $297,337,000 after deducting the underwriting discount and transaction expenses. We intend to use the net proceeds from this offering to repay indebtedness outstanding under our commercial paper program and other short-term loans. See “Use of proceeds.”

No listing	We do not intend to list the notes on any national securities exchange. The notes will be new securities for which there is currently no public market. See “Risk factors—Risks Related to the Notes—There is no public market for the notes, which could limit their market price or your ability to sell them.”

Risk factors	Investing in the notes involves risks. See “Risk factors” and other information in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes.

Summary financial data

The summary financial data set forth below for the fiscal years ended December 31, 2007, 2006, 2005, 2004 and 2003 have been derived from our audited consolidated financial statements. The selected financial data should be read in conjunction with our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,
(dollars in thousands, except per share amounts)	2007	2006	2005	2004	2003

Consolidated operating results
Net sales	$1,967,612	$1,929,666	$1,728,977	$1,489,796	$1,385,467
Freight and delivery revenues	239,529	261,386	246,311	202,125	200,257

Total revenues	2,207,141	2,191,052	1,975,288	1,691,921	1,585,724

Cost of sales	1,552,704	1,551,774	1,431,407	1,268,401	1,192,280
Freight and delivery costs	239,529	261,386	246,311	202,125	200,257

Total cost of revenues	1,792,233	1,813,160	1,677,718	1,470,526	1,392,537
Other operating (income) and expenses, net	(18,122)	(12,657)	(16,231)	(10,516)	(6,506)

Earnings from operations	433,030	390,549	313,801	231,911	199,693
Interest expense	60,893	40,359	42,597	42,734	42,587
Other nonoperating (income) and expenses, net	(6,443)	(2,819)	(1,483)	(607)	429

Earnings from continuing operations before taxes on income	378,580	353,009	272,687	189,784	156,677
Taxes on income	116,073	107,632	74,225	58,491	47,034

Earnings from continuing operations	262,507	245,377	198,462	131,293	109,643
Gain (loss) on discontinued operations, net of related tax expense (benefit)	242	45	(5,796)	(2,130)	(9,146)

Earnings before cumulative effect of change in accounting principle	262,749	245,422	192,666	129,163	100,497
Cumulative effect of change in accounting for asset retirement obligations	—	—	—	—	(6,874)

Net earnings	$262,749	$245,422	$192,666	$129,163	$93,623

Condensed consolidated balance sheet data
Current deferred income tax benefits	$44,285	$25,317	$14,989	$5,750	$21,603
Current assets—other	581,725	567,037	587,052	618,503	589,048
Property, plant and equipment, net	1,433,553	1,295,491	1,166,351	1,065,215	1,042,432
Goodwill	574,667	570,538	569,263	567,495	577,586
Other intangibles, net	9,426	10,948	18,744	18,642	25,142
Other noncurrent assets	40,149	37,090	76,917	80,247	63,414

Total assets	$2,683,805	$2,506,421	$2,433,316	$2,355,852	$2,319,225

Current liabilities—other	$230,480	$189,116	$199,259	$202,843	$221,683
Current maturities of long-term debt and commercial paper	276,136	125,956	863	970	1,068
Long-term debt	848,186	579,308	709,159	713,661	717,073
Pension, postretirement and postemployment benefits	103,518	106,413	98,714	88,241	76,917
Noncurrent deferred income taxes	160,902	159,094	149,972	139,179	116,647
Other noncurrent liabilities	118,592	92,562	101,664	57,531	55,990
Shareholders’ equity	945,991	1,253,972	1,173,685	1,153,427	1,129,847

Total liabilities and shareholders’ equity	$2,683,805	$2,506,421	$2,433,316	$2,355,852	$2,319,225

Ratio of earnings to fixed charges

The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years.

	Year Ended December 31,
	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges	5.27	7.01	5.67	4.47	3.63

For this ratio, earnings consist of earnings before income taxes on income, extraordinary items and net cumulative effect of accounting changes, adjusted for undistributed earnings of less-than-fifty-percent-owned affiliates. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor.

Risk factors

Before you invest in the notes, you should carefully consider the following risks. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. You should also review the other risks contained in our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference into this prospectus supplement and accompanying prospectus. This prospectus supplement, the accompanying prospectus and the information included or incorporated by reference also contain forward looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus and the information included or incorporated by reference.

Risks Related to our Business

Our aggregates business is cyclical and depends on activity within the construction industry.

We sell most of our aggregate products to the construction industry, so our results depend on the strength of the construction industry. Since our business depends on construction spending, which can be cyclical, our profits are sensitive to national, regional, and local economic conditions. The overall economy has been hurt by mortgage security losses and the tightening credit markets. Construction spending is affected by economic conditions, changes in interest rates, demographic and population shifts, and changes in construction spending by federal, state, and local governments. If economic conditions change, a recession in the construction industry may occur and affect the demand for our aggregate products. Construction spending can also be disrupted by terrorist activity and armed conflicts.

While our aggregate operations cover a wide geographic area, our earnings depend on the strength of the local economies in which we operate because of the high cost to transport our products relative to their price. If economic conditions and construction spending decline significantly in one or more areas, particularly in our top five revenue-generating states of North Carolina, Texas, Georgia, Iowa and South Carolina, our profitability will decrease.

Within the construction industry, we sell our aggregate products for use in both commercial construction and residential construction. Commercial and residential construction levels generally move with economic cycles; when the economy is strong, construction levels rise, and when the economy is weak, construction levels fall. Commercial construction was mixed in 2007, with growth slowing during the year. In some areas we saw declining commercial construction activity, including office and retail space, as developers considered the impact of the current credit markets on construction and development plans. Businesses facing tighter credit conditions often find it difficult to obtain financing for capital investments. The residential construction market declined sharply in 2007 in connection with the housing market downturn. Further, the outlook reflects diminished demand, with recovery not expected prior to late 2009 or 2010. Approximately 12% of our aggregates shipments in 2007 were to the residential construction market.

Our aggregate products are used in public infrastructure projects, which include the construction, maintenance, and improvement of highways, bridges, schools, prisons, and similar projects.

So our business is dependent on the level of federal, state, and local spending on these projects. We cannot be assured of the existence, amount, and timing of appropriations for spending on these projects. For example, while the current federal highway law passed in 2005 provides funding of $286.4 billion for highway, transit, and highway safety programs through September 30, 2009, Congress must pass an appropriations bill each year to approve spending these funds. We cannot be assured that Congress will pass an appropriations bill each year to approve funding at the level authorized in the federal highway law. Similarly, each state funds its infrastructure spending from specially allocated amounts collected from various taxes, typically gasoline taxes and vehicle fees, along with voter-approved bond programs. Shortages in state tax revenues can reduce the amounts spent on state infrastructure projects, even below amounts awarded under legislative bills. Delays in state infrastructure spending can hurt our business. For example, we expect delays in infrastructure spending in Florida, North Carolina, South Carolina and Texas will continue in 2008, which will limit our business growth in those states until the level and timing of spending improves.

Our aggregates business is seasonal and subject to the weather.

Since the construction aggregates business is conducted outdoors, seasonal changes and other weather conditions affect our business. Adverse weather conditions, including hurricanes and tropical storms, cold weather, snow, and heavy or sustained rainfall, reduce construction activity and the demand for our products. Adverse weather conditions also increase our costs and reduce our production output as a result of power loss, needed plant and equipment repairs, time required to remove water from flooded operations, and similar events. Severe drought conditions can restrict available water supplies and restrict production. The construction aggregates business production and shipment levels follow activity in the construction industry, which typically occur in the spring, summer and fall. Because of the weather’s effect on the construction industry’s activity, the aggregates business production and shipment levels vary by quarter. The second and third quarters are generally the most profitable and the first quarter is generally the least profitable.

Our aggregates business depends on the availability of aggregate reserves or deposits and our ability to mine them economically.

Our challenge is to find aggregate deposits that we can mine economically, with appropriate permits, near either growing markets or long-haul transportation corridors that economically serve growing markets. As communities have grown, they have taken up attractive quarrying locations and have imposed restrictions on mining. We try to meet this challenge by identifying and permitting sites prior to economic expansion, buying more land around our existing quarries to increase our mineral reserves, developing underground mines, and developing a distribution network that transports aggregates products by various transportation methods, including rail and water, that allows us to transport our products longer distances than would normally be considered economical, but we can give no assurances that we will be successful.

Our aggregates business is a capital-intensive business.

The property and machinery needed to produce our products are very expensive. Therefore, we must have access to large amounts of cash to operate our businesses. We believe we have adequate cash to run our businesses. Because significant portions of our operating costs are fixed in nature, our financial results are sensitive to production volume changes.

Our businesses face many competitors.

Our businesses have many competitors, some of whom are bigger and have more resources than we do. Some of our competitors also operate on a worldwide basis. Our results are affected by the number of competitors in a market, the production capacity that a particular market can accommodate, the pricing practices of other competitors, and the entry of new competitors in a market. We also face competition for some of our products from alternative products. For example, our magnesia specialties business may compete with other chemical products that could be used instead of our magnesia-based products.

Our future growth may depend in part on acquiring other businesses in our industry.

We expect to continue to grow, in part, by buying other businesses. While the pace of acquisitions has slowed considerably over the last few years, we will continue to look for strategic businesses to acquire. In the past, we have made acquisitions to strengthen our existing locations, expand our operations, and enter new geographic markets. We will continue to make selective acquisitions, joint ventures, or other business arrangements we believe will help our company. However, the continued success of our acquisition program will depend on our ability to find and buy other attractive businesses at a reasonable price and our ability to integrate acquired businesses into our existing operations. We cannot assume there will continue to be attractive acquisition opportunities for sale at reasonable prices that we can successfully integrate into our operations.

We may decide to pay all or part of the purchase price of any future acquisition with shares of our common stock. We may also use our stock to make strategic investments in other companies to complement and expand our operations. If we use our common stock in this way, the ownership interests of our shareholders will be diluted and the price of our stock could fall.

We acquired 62 companies from 1995 through 2002. Some of these acquisitions were more easily integrated into our existing operations and have performed as well or better than we expected, while others have not. We have sold underperforming and other non-strategic assets, particularly lower margin businesses like our asphalt plants in Houston, Texas, and our road paving businesses in Shreveport, Louisiana, and Texarkana, Arkansas.

Short supplies and high costs of fuel and energy affect our businesses.

Our businesses require a continued supply of diesel fuel, natural gas, coal, petroleum coke and other energy. The financial results of these businesses have been affected at times by the short supply or high costs of these fuels and energy. While we can contract for some fuels and sources of energy, significant increases in costs or reduced availability of these items have and may in the future reduce our financial results. For example, in 2007, increases in fuel prices lowered net earnings for the aggregates business by $0.10 per diluted share when compared with 2006 fuel prices.

Changes in legal requirements and governmental policies concerning zoning, land use, the environment, and other areas of the law, and litigation relating to these matters, affect our businesses. Our operations expose us to the risk of material environmental liabilities.

Many federal, state, and local laws and regulations relating to zoning, land use, the environment, health, safety, and other regulatory matters govern our operations. Despite our extensive compliance efforts, risk of liabilities, particularly environmental liabilities, is inherent in the operation of our businesses, as it is with our competitors. We cannot assume that these liabilities will not negatively affect us in the future.

We are also subject to future events, including changes in existing laws or regulations or enforcement policies, or further investigation or evaluation of the potential health hazards of some of our products or business activities, which may result in additional compliance and other costs. We could be forced to invest in preventive or remedial action, like pollution control facilities, which could be substantial.

Our operations are subject to manufacturing, operating, and handling risks associated with the products we produce and the products we use in our operations, including the related storage and transportation of raw materials, products, hazardous substances, and wastes. We are exposed to hazards including storage tank leaks, explosions, discharges or releases of hazardous substances, exposure to dust, and the operation of mobile equipment and manufacturing machinery.

These risks can subject us to potentially significant liabilities relating to personal injury or death, or property damage, and may result in civil or criminal penalties, which could hurt our productivity or profitability. For example, from time to time we investigate and remediate environmental contamination relating to our prior or current operations, as well as operations we have acquired from others, and in some cases we have been or could be named as a defendant in litigation brought by governmental agencies or private parties.

We are involved from time to time in litigation and claims arising from our operations. While we do not believe the outcome of pending or threatened litigation will have a material adverse effect on our operations or our financial condition, we cannot assume that an adverse outcome in a pending or future legal action would not negatively affect us.

Labor disputes could disrupt operations of our businesses.

Labor unions represent 12.7% of the hourly employees of our aggregates business and 90% of the hourly employees of our specialty products business. Our collective bargaining agreements for employees of our magnesia specialties business at the Woodville, Ohio lime plant and the Manistee, Michigan magnesia chemicals plant expire in June 2010 and August 2011, respectively. Disputes with our trade unions, or the inability to renew our labor agreements, could lead to strikes or other actions that could disrupt our businesses, raise costs, and reduce revenues and earnings from the affected locations.

Delays or interruptions in shipping products of our businesses could affect our operations.

Transportation logistics play an important role in allowing us to supply products to our customers, whether by truck, rail, barge, or ship. Any significant delays, disruptions, or the non-availability of our transportation support system could negatively affect our operations. For example, in 2005 and partially in 2006, we experienced rail transportation shortages in Texas and parts of the southeastern region of the United States. In 2005 and 2006, following Hurricanes Katrina and Rita, we experienced significant barge transportation problems along the Mississippi River system.

Water levels can also affect our ability to transport our products. High water levels limit the number of barges we can transport and can require that we use additional horsepower to tow barges. Low water levels can reduce the amount of material we can transport in each barge. In

2007, dry weather caused low water levels and resulted in reduced tonnage that could be shipped on a barge. Consequently, the per ton cost of transporting material was higher than normal.

The availability of rail cars and barges can also affect our ability to transport our products. Rail cars and barges can be used to transport many different types of products. If owners sell or lease rail cars and barges for use in other industries, we may not have enough rail cars and barges to transport our products. Barges have become particularly scarce, since barges are being retired faster than new barges are being built. Shipyards that build barges are operating at capacity, so the lead time to buy or lease a new barge can extend many months. In 2005, we leased 780 additional rail cars. In 2006, we contracted to buy 50 new barges that were delivered in 2007.

We have long-term agreements with shipping companies to provide ships to transport our aggregate products from our Bahamas and Nova Scotia operations to various coastal ports. These contracts have varying expiration dates ranging from 2008 to 2017 and generally contain renewal options. Our inability to renew these agreements or enter into new ones with other shipping companies could affect our ability to transport our products.

Our earnings are affected by the application of accounting standards and our critical accounting policies, which involve subjective judgments and estimates by our management. Our estimates and assumptions could be wrong.

The accounting standards we use in preparing our financial statements are often complex and require that we make significant estimates and assumptions in interpreting and applying those standards. We make critical estimates and assumptions involving accounting matters including our stock-based compensation, our goodwill impairment testing, our expenses and cash requirements for our pension plans, our estimated income taxes, and how we account for our property, plant and equipment, and inventory. These estimates and assumptions involve matters that are inherently uncertain and require our subjective and complex judgments. If we used different estimates and assumptions or used different ways to determine these estimates, our financial results could differ.

While we believe our estimates and assumptions are appropriate, we could be wrong. Accordingly, our financial results could be different, either higher or lower. We urge you to read about our critical accounting policies in our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2007 Annual Report on 10-K for the fiscal year ended December 31, 2007, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

The adoption of new accounting standards may affect our financial results.

The accounting standards we apply in preparing our financial statements are reviewed by regulatory bodies and are changed from time to time. New or revised accounting standards could change our financial results either positively or negatively. For example, beginning in 2006, we were required under new accounting standards to expense the fair value of stock options we award our management and key employees as part of their compensation. This resulted in a reduction of our earnings and made comparisons between financial periods more difficult. We urge you to read about our accounting policies and changes in our accounting policies in Note A of our 2007 financial statements, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could affect our business.

Our success depends to a significant degree upon the continued services of our key personnel and executive officers. Our prospects depend upon our ability to attract and retain qualified personnel for our operations. Competition for personnel is intense, and we may not be successful in attracting or retaining qualified personnel, which could negatively affect our business.

Disruptions in the credit markets could affect our business.

The current credit environment has negatively affected the economy, and we have considered how it might affect our business. Demand for our products, particularly in the commercial and residential construction markets, could decline if companies and consumers are unable to finance construction projects or if the economic slowdown causes delays or cancellations to capital projects. We may also have difficulty placing our commercial paper in that it may take longer than we have recently experienced and/or may cost more. We experienced such problems in August 2007 and September 2007. We cannot assure you that we will be able to access the capital markets at financially economical interest rates, which could negatively affect our business.

Our specialty products business depends in part on the steel industry and the supply of reasonably priced fuels.

Our specialty products business sells some of its products to companies in the steel industry. While we have reduced this risk over the last few years, this business is still dependent, in part, on the strength of the highly-cyclical steel industry. The specialty products business also requires significant amounts of natural gas, coal, and petroleum coke, and financial results are negatively affected by high fuel prices or shortages.

Our structural composites product line has not generated any profits since its inception.

Our structural composites product line faces many challenges before it becomes break-even or generates a profit. We cannot ensure the future profitability of this product line.

Our articles of incorporation, bylaws, and shareholder rights plan and North Carolina law may inhibit a change in control that you may favor.

Our articles of incorporation and bylaws, shareholder rights plan, and North Carolina law contain provisions that may delay, deter or inhibit a future acquisition of us not approved by our board of directors. This could occur even if our shareholders are offered an attractive value for their shares or if many or even a majority of our shareholders believe the takeover is in their best interest. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our board of directors in connection with the transaction. Provisions that could delay, deter, or inhibit a future acquisition include the following:

•	a classified board of directors;

•	the requirement that our shareholders may only remove directors for cause;

•	specified requirements for calling special meetings of shareholders; and

•	the ability of our board of directors to consider the interests of various constituencies, including our employees, customers, and creditors and the local community.

In addition, we have in place a shareholder rights plan that will trigger a dilutive issuance of common stock upon substantial purchases of our common stock by a third party that are not approved by the board of directors.

Risks Related to the Notes

The notes are obligations exclusively of our company and not of our subsidiaries, and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes are not guaranteed by any of our subsidiaries. As a result, liabilities, including indebtedness or guarantees of indebtedness, of each of our subsidiaries will rank effectively senior to the indebtedness represented by the notes, to the extent of such subsidiary’s assets. As of December 31, 2007, excluding intercompany liabilities, our subsidiaries had no outstanding indebtedness. In addition, the indenture governing the notes does not restrict the future incurrence of liabilities or issuances of preferred stock, including unsecured indebtedness or guarantees of indebtedness, by our subsidiaries.

The notes will be effectively junior to secured indebtedness that we may issue in the future.

The notes are unsecured. Holders of our secured debt that we may issue in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding. As a result, the notes will be effectively junior to any secured debt that we may issue in the future.

We may not be able to repurchase all of the notes upon a change of control repurchase event.

As described under “Description of the notes—Change of control repurchase event,” we will be required to offer to repurchase the notes upon the occurrence of a change of control repurchase event. We may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange necessary financing on acceptable terms. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the notes for cash.

The definition of a change of control requiring us to repurchase the notes is limited, so that the market price of the notes may decline if we enter into a transaction that is not a change in control under the indenture governing the notes.

The term “change of control” (as used in the notes and the indenture) is limited in terms of its scope and does not include every event that might cause the market price of the notes to decline. In addition, we are required to repurchase the notes upon a change of control only if such notes receive a reduction in rating below investment grade. As a result, our obligation to repurchase the notes upon the occurrence of a change in control is limited and may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

There is no public market for the notes, which could limit their market price or your ability to sell them.

The notes are a new issue of securities for which there currently is no trading market. As a result, we cannot provide any assurances that a market will develop for the notes or that you will be able to sell your notes. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system, respectively.

Information regarding forward-looking statements

This prospectus supplement and the accompanying prospectus contain statements which, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of federal securities law. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and are based on assumptions that we believe in good faith are reasonable, but which may be materially different from actual results. Investors can identify these statements by the fact that they do not relate only to historic or current facts. The words “may,” “will,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “outlook,” “plan,” “project,” “scheduled,” and similar expressions in connection with future events or future operating or financial performance are intended to identify forward-looking statements. Any or all of our forward-looking statements in this prospectus supplement and the accompanying prospectus and in other publications may turn out to be wrong.

Statements and assumptions regarding future revenues, income and cash flows, performance, economic trends, the outcome of litigation, regulatory compliance, and environmental remediation cost estimates are examples of forward-looking statements. Numerous factors, including the risk factors described in this prospectus supplement and the accompanying prospectus, could affect our forward-looking statements and actual performance.

Factors that we currently believe could cause its actual results to differ materially from those in the forward-looking statements include, but are not limited to, those set forth under “Risk factors.”

Use of proceeds

The net proceeds from this offering, after deducting the underwriting discount and transaction expenses, are estimated to be approximately $297,337,000. We intend to use the net proceeds from this offering to repay indebtedness outstanding under our commercial paper program and other short-term loans.

As of April 11, 2008, we had (1) approximately $254 million outstanding under our commercial paper program bearing a weighted average per annum interest rate of 3.10%, with maturities of no more than 30 days and (2) $100 million outstanding under short-term loans bearing a weighted average per annum interest rate of 3.20%, with maturities of no more than 90 days. These debt repayments will create sufficient liquidity in our commercial paper program to fund the maturity of the $200 million aggregate principal amount of our 5.875% notes due December 2008.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2007:

•	on an actual basis;

•	on a pro forma basis to give effect to (1) the settlement of share repurchases outstanding at December 31, 2007 and (2) the incurrence of $282,000,000 of indebtedness under our commercial paper program and other short-term loans as of April 11, 2008, primarily to finance the acquisition of additional facilities announced April 14, 2008 (see “Summary—Our company—Recent developments”); and

•	on a pro forma as adjusted basis to give effect to the sale of the notes offered by this prospectus supplement and the application of the proceeds therefrom.

You should read this table in conjunction with the information set forth under “Use of proceeds” and the financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	At December 31, 2007
			Pro forma
(dollars in thousands)	Actual	Pro forma	as adjusted

Cash and cash equivalents	20,038	20,038	20,038

Current loans payable, current portions of long-term debt and settlements for share repurchases:
5.875% Notes due December 2008	202,066	202,066	202,066
Short-term loans payable	—	100,000	—
Short-term portion of miscellaneous notes payable	2,070	2,070	2,070
Outstanding settlements for repurchases of common shares	24,017	—	—
Commercial paper payable	72,000	254,000	56,663

Total	300,153	558,136	260,799

Long-term debt:
Floating Rate Senior Notes due 2010, interest rate of 5.51%	224,388	224,388	224,388
6.875% Notes due 2011	249,860	249,860	249,860
7% Debentures due 2025	124,331	124,331	124,331
6.25% Senior Notes due 2037	247,795	247,795	247,795
Other long-term debt	1,812	1,812	1,812
6.60% Notes due 2018 offered by this prospectus supplement	—	—	300,000

Total	848,186	848,186	1,148,186

Shareholders’ equity:
Total shareholders’ equity	945,991	945,991	945,991

Total capitalization	2,070,313	2,352,313	2,354,976

Description of the notes

Martin Marietta Materials will issue $300 million aggregate principal amount of 6.60% Senior Notes due 2018 (the “Notes”) under a base indenture (the “Base Indenture”) between Martin Marietta Materials and Branch Banking & Trust Company, as trustee (the “Trustee”), and a supplemental indenture between itself and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The Supplemental Indenture provides for unlimited issuances of additional Notes. All such additional Notes (including such Notes issued hereby) will be substantially identical in all material respects other than issuance dates and will constitute a part of the same series, respectively, including with respect to redemption and matters requiring approval of the holders. There can be no assurance, however, that any additional Notes subsequently issued under the Indenture will be treated as fungible with the Notes offered hereby for U.S. federal income tax or other purposes.

To the extent that there exists a conflict between the terms and conditions of the Base Indenture and the Supplemental Indenture, the terms of the Supplemental Indenture shall govern. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939. Capitalized terms used, but not defined in this section shall have the meanings assigned to such terms in the Base Indenture.

General

The Notes will be unsecured obligations of Martin Marietta Materials and will rank equally with all other unsecured and unsubordinated debt of Martin Marietta Materials. Secured debt of Martin Marietta Materials will be effectively senior to the Notes to the extent of the value of the assets securing such debt. The Notes will not be guaranteed and, therefore, will be structurally subordinate to the debt and liabilities of any subsidiary of Martin Marietta Materials.

The Notes will bear interest from April 21, 2008 at 6.60% per annum payable on April 15 and October 15 of each year, commencing October 15, 2008, to the person in whose name the Notes were registered at the close of business on the preceding April 1 and October 1, respectively.

The Notes will be issued only in fully registered form, without coupons, in purchase amounts of $2,000 and integral multiples of $1,000 thereafter.

The Notes will be redeemable by us at any time prior to maturity as described below under “—Optional redemption; no sinking fund.”

Principal of, premium, if any, and interest, if any, on the Notes (other than Notes issued as Global Notes) will be payable, and the Notes (other than Notes issued as Global Notes) will be exchangeable and transfers thereof will be registrable, at the office of the Trustee and at any other office maintained at that time by us for such purpose, provided that, at our option, payment of interest may be made by check mailed to the address of the holder as it appears in the register of the Notes. For certain information about Notes issued in global form, see “—Form of notes” below. No service charge shall be made for any registration of transfer or exchange of the Notes, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

The Indenture provides that the Trustee and the Paying Agent shall promptly pay to us upon request any money held by them for the payment of principal (and premium, if any) or interest that remains unclaimed for two years. In the event the Trustee or the Paying Agent returns money to us following such two-year period, the registered holders of the Notes (the “Noteholders”) thereafter shall be entitled to payment only from us, subject to all applicable escheat, abandoned property and similar laws.

The Indenture does not limit the amount of additional unsecured indebtedness that we or any of our subsidiaries may incur. The terms of the Notes and the covenants contained in the Indenture do not afford holders of the Notes protection in the event of a highly leveraged or other similar transaction involving Martin Marietta Materials that may adversely affect Noteholders. See “—Covenants” below.

Interest

The Notes will bear interest at a fixed rate of 6.60% per annum. The Notes will bear interest from April 21, 2008, payable semi-annually in arrears on each April 15 and October 15, beginning on October 15, 2008, to the persons in whose names the Notes are registered at the close of business on the April 1 and October 1, as the case may be (whether or not a business day), immediately preceding such April 15 and October 15, respectively; provided, however, that interest payable at maturity will be payable to the person to whom the principal is payable. Interest on the Notes will accrue from April 21, 2008, or from the most recent interest payment date to which interest has been paid or provided for, to but excluding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

If an interest payment date for the Notes falls on a day that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date.

Change of control repurchase event

If a Change of Control Repurchase Event (as defined herein) occurs, we will make an offer to each Noteholder to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that Noteholder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase.

Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined herein), but after the public announcement of the Change of Control, we will mail a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;

(2) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being repurchased by us.

The Paying Agent will promptly mail to each holder of Notes properly tendered the purchase price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered.

We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

“Below Investment Grade Rating Event” means the rating on the Notes is lowered by at least two of the three Rating Agencies and the Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“Change of Control” means (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group (as used in Section 13(d)(3) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock (as defined herein), measured by voting power rather than number of shares, (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any person or group of related persons for the purpose of Section 13(d)(3) of the Exchange Act, together with any affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), (3) the replacement of a majority of our board of directors over a two-year period from the directors who constituted our board of directors at the beginning of such period, when such replacement shall have not been approved by a vote of at least a majority of the board of directors then still in office who either were members of such board of directors at the beginning of such period or whose election as members of such board of directors was previously so approved, or (4) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Inc. and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB− (or the equivalent) by S&P and BBB− (or the equivalent) by Fitch and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of such Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our board of directors) to act as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Subsidiary” means an entity, a majority of the Voting Stock of which is owned by the Company and/or one or more Subsidiaries.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Optional redemption; no sinking fund

The Notes will be redeemable at the option of Martin Marietta Materials, in whole or in part at any time or in part from time to time, on at least 30 days but not more than 60 days prior written notice mailed to the registered holders thereof, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the Notes to be redeemed; or

(2) the sum, as determined by the Quotation Agent (as defined herein), of the present values of the principal amount of the Notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date of the Notes to be redeemed, exclusive of interest accrued to the redemption date (the “Remaining Life”), discounted from their respective scheduled payment dates to the redemption date on a semi-annual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate (as defined herein) plus 45 basis points, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

“Comparable Treasury Price” means, with respect to any redemption date, the average of two Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer appointed by Martin Marietta Materials.

“Reference Treasury Dealer” means each of (1) J.P. Morgan Securities Inc., (2) Banc of America Securities LLC and (3) one other primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) selected by Wachovia Capital Markets, LLC, and their respective successors; provided, however, that if the foregoing ceases to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

If money sufficient to pay the redemption price of and accrued interest on all the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or Paying Agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption.

We may at any time, and from time to time, purchase the Notes at any price or prices in the open market or otherwise. The Notes will not be entitled to the benefit of any sinking fund or other mandatory redemption obligation prior to maturity.

Amendment, supplement and waiver

Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the written consent of the holders of not less than a majority principal amount of the then outstanding Notes; provided that Martin Marietta Materials and the Trustee may not without the consent of the holder of each outstanding Note affected thereby:

(1) reduce the amount of such Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or extend the time for payment of interest on such Notes;

(3) reduce the principal of or extend the fixed maturity of such Notes; or

(4) make such Notes payable in money other than that stated in such Notes.

Any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes, except a default in payment of principal or interest or in respect of other provisions requiring the consent of the holder of each such Note in order to amend. Without the consent of any Noteholder, the Company and the Trustee may amend or supplement the Indenture or the Notes without notice to cure any ambiguity, omission, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to comply with the provisions of the Indenture concerning mergers, consolidations and transfers of all or substantially all of the assets of the Company, to appoint a trustee other than the Trustee (or any successor thereto) as trustee in respect of the Notes, or to add, change or eliminate provisions of the Indenture as shall be necessary or desirable in accordance with any amendment to the Trust Indenture Act of 1939. In addition, without the consent of any Noteholder, the Company and the Trustee may amend or supplement the Indenture or the Notes to make any change that does not materially adversely affect the rights of any Noteholder. Whenever we request the Trustee to take any action under the Indenture, including a request to amend or supplement the Indenture without the consent of any Noteholder, we are required to furnish the Trustee with an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the action have been complied with. Without the consent of any Noteholder, the Trustee may waive compliance with any provisions of the Indenture or the Notes if the waiver does not materially adversely affect the rights of any Noteholder.

Covenants

The terms of the Notes and the covenants contained in the Indenture do not afford Noteholders protection in the event of a highly leveraged or other similar transaction involving Martin Marietta Materials that may adversely affect Noteholders. The Indenture does not limit the amount of additional unsecured indebtedness that Martin Marietta Materials or any of its Subsidiaries may incur.

Limitations on liens

Subject to the following three sentences, the Company will not, and will not permit any Restricted Subsidiary to, as security for any Debt, incur a Lien on any Restricted Property, unless the Company or such Restricted Subsidiary secures or causes to be secured any outstanding Notes equally and ratably with all Debt secured by such Lien. The Lien may equally and ratably secure such Notes and any other obligations of the Company or its Subsidiaries that are not subordinated to any outstanding Notes. This restriction will not apply to, among other things, certain Liens:

(1) existing at the time an entity becomes a Restricted Subsidiary;

(2) existing at the time of the acquisition of the Restricted Property or incurred to finance all or some of the purchase price or cost of construction, provided that the Lien may not extend to any other Restricted Property (other than, in the case of construction, unimproved real property) owned by the Company or any of its Restricted Subsidiaries at the time the property is acquired or the Lien is incurred and provided further that the Lien may not be incurred more than one year after the later of the acquisition, completion of construction or commencement of full operation of the property;

(3) in favor of the Company or another Restricted Subsidiary;

(4) existing at the time an entity merges into, consolidates with, or enters into a share exchange with the Company or a Restricted Subsidiary or a person transfers or leases all or substantially all its assets to the Company or a Restricted Subsidiary;

(5) in favor of a government or governmental entity that secures payment pursuant to a contract, subcontract, statute or regulation, secure Debt guaranteed by the government or governmental agency, secures Debt incurred to finance all or some of the purchase price or cost of construction of goods, products or facilities produced under contract or subcontract for the government or governmental entity, or secures Debt incurred to finance all or some of the purchase price or cost of construction of the property subject to the Lien; or

(6) extends, renews or replaces in whole or in part a Lien (“existing Lien”) permitted by any of clauses (l) through (5) or a Lien existing on the date that the Notes are first issued; provided, that such Lien may not extend beyond the property subject to the existing Lien and the Debt secured by the Lien may not exceed the amount of Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien equally and ratably secures the Notes and the Debt.

In addition and notwithstanding the foregoing restrictions, the Company and any of its Restricted Subsidiaries may, without securing the Notes, incur a Lien that otherwise would be subject to the restrictions, provided that after giving effect to such Lien the aggregate amount of all Debt secured by Liens that otherwise would be prohibited plus all Attributable Debt in respect of sale-leaseback transactions that otherwise would be prohibited by the covenant limiting sale-leaseback transactions described below would not exceed 15% of Consolidated Net Tangible Assets.

Limitations on sale-leaseback transactions

Subject to the following two sentences, the Company will not, and will not permit any Restricted Subsidiary to, sell or transfer a Principal Property and contemporaneously lease it back, except a lease for a period of three years or less. Notwithstanding the foregoing restriction, the Company or any Restricted Subsidiary may sell a Principal Property and lease it back for a longer period if:

(1) the lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

(2) the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions set forth above under the caption “—Limitations on liens,” to create a Lien on the property to be leased securing Debt in an amount at least equal in amount to the Attributable Debt in respect of the sale-leaseback transaction without equally and ratably securing the outstanding Notes;

(3) the Company owns or acquires other property which will be made a Principal Property and is determined by the Board of Directors of the Company to have a fair value equal to or greater than the Attributable Debt incurred;

(4) within 270 days the Company makes Capital Expenditures with respect to a Principal Property in an amount at least equal to the amount of the Attributable Debt; or

(5) the Company or a Restricted Subsidiary makes an optional prepayment in cash of its Debt or capital lease obligations at least equal in amount to the Attributable Debt for the lease, the prepayment is made within 270 days, the Debt prepaid is not owned by the Company or a Restricted Subsidiary, the Debt prepaid is not subordinated to any of the Notes, and the Debt prepaid was Long-Term Debt at the time it was created.

In addition and notwithstanding the foregoing restrictions, the Company and any of its Restricted Subsidiaries may, without securing the Notes, enter into a sale-leaseback transaction that otherwise would be subject to the restrictions, provided that after giving effect to such sale-leaseback transaction the aggregate amount of all Debt secured by Liens that otherwise would be prohibited by the covenant limiting Liens described above plus all Attributable Debt in respect of sale-leaseback transactions that otherwise would be prohibited would not exceed 15% of Consolidated Net Tangible Assets.

Consolidation, merger, sale of assets

The Company shall not consolidate with or merge into, or transfer all or substantially all of its assets to, another entity unless:

(1) the resulting, surviving or transferee entity assumes by supplemental indenture all of the obligations of the Company under the Notes and the Indenture;

(2) immediately after giving effect to the transaction no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

(3) the Company shall have delivered an officers’ certificate and an opinion of counsel each stating that the consolidation, merger or transfer and the supplemental indenture comply with the Indenture.

If upon any such consolidation, merger or transfer, a Restricted Property would become subject to an attaching Lien that secures Debt, then, before the consolidation, merger or transfer occurs, the Company by supplemental indenture shall secure the debt securities by a direct lien on such Restricted Property. The direct Lien shall have priority over all Liens on such Restricted Property except these already on it. The direct Lien may equally and ratably secure the debt securities and any other obligation of the Company or a Subsidiary. However, the Company need not comply with this provision if: upon the consolidation, merger or transfer the attaching Lien will secure the debt securities, equally and ratably with or prior to Debt secured by the attaching Lien; or the Company or a Restricted Subsidiary could create a Lien on the Restricted Property to secure Debt at least equal in amount to that secured by the attaching Lien pursuant to the provisions described under “—Limitations on liens” above.

When a successor corporation, trustee, paying agent or registrar assumes all of the obligations of its predecessor under the debt securities and the Indenture, the predecessor will be released from those obligations.

Definitions

For purposes of the covenants included in the Indenture, the following terms generally shall have the meanings provided below.

“Attributable Debt” for a lease means the carrying value of the capitalized rental obligation determined under generally accepted accounting principles whether or not such obligation is required to be shown on the balance sheet as a long-term liability. The carrying value may be reduced by the capitalized value of the rental obligations, calculated on the same basis, that any sublessee has for all or part of the same property. A lease obligation shall be counted only once even if the Company and one or more of its Subsidiaries may be responsible for the obligation.

“Capital Expenditures” means, for any period, any expenditures of the Company or its Subsidiaries during such period that, in conformity with generally accepted accounting principles consistently applied, are required to be included in fixed asset accounts as reflected in the consolidated balance sheet of the Company and its Subsidiaries.

“Consolidated Net Tangible Assets” means total assets less:

(1) total current liabilities (excluding any Debt which, at the option of the borrower, is renewable or extendible to a term exceeding 12 months and which is included in current liabilities and further excluding any deferred income taxes which are included in current liabilities); and

(2) goodwill, patents and trademarks,

all as stated on the Company’s most recent publicly available consolidated balance sheet preceding the date of determination.

“Debt” means any debt for borrowed money which would appear on the balance sheet as a liability or any guarantee of such a debt and includes purchase money obligations. A Debt shall be counted only once even if the Company and one or more of its Subsidiaries may be responsible for the obligation.

“Lien” means any mortgage, pledge, security interest or lien.

“Long-Term Debt” means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee’s consent to a date more than 12 months after the Debt was created.

“Principal Property” means any mining and quarrying or manufacturing facility located in the United States and owned by the Company or by one or more Restricted Subsidiaries from the date the Notes are first issued and which has, as of the date the Lien is incurred, a net book value (after deduction of depreciation and other similar charges) greater than 3% of Consolidated Net Tangible Assets, except:

(1) any such facility or property which is financed by obligations of any State, political subdivision of any State or the District of Columbia under terms which permit the interest payable to the holders of the obligations to be excluded from gross income as a result of the plant, facility or property satisfying the conditions of Section 103(b)(4)(C), (D), (E), (F) or (H) or Section 103(b)(6) of the Internal Revenue Code of 1954 or Section 142(a) or Section 144(a) of the Internal Revenue Code of 1986, or of any successors to such provisions; or

(2) any such facility or property which, in the opinion of the Board of Directors of the Company is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole. However, the chief executive officer or chief financial officer of the Company may at any time declare any mining and quarrying or manufacturing facility or other property to be a Principal Property by delivering a certificate to that effect to the Trustee.

“Restricted Property” means any Principal Property, any Debt of a Restricted Subsidiary owned by the Company or a Restricted Subsidiary on the date the Notes are first issued or secured by a Principal Property (including any property received upon a conversion or exchange of such debt), or any shares of stock of a Restricted Subsidiary owned by the Company or a Restricted Subsidiary (including any property or shares received upon a conversion, stock split or other distribution with respect to the ownership of such stock).

“Restricted Subsidiary” means a Subsidiary that has substantially all of its assets in, or carries on substantially all of its business in, the United States and that owns a Principal Property. Notwithstanding the preceding sentence, a Subsidiary shall not be a Restricted Subsidiary during such period of time as it has shares of capital stock registered under the Exchange Act or it files reports and other information with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

“Subsidiary” means an entity, a majority of the Voting Stock of which is owned by the Company and/or one or more Subsidiaries.

“Voting Stock” means capital stock or other equity interest having voting power under ordinary circumstances to elect directors or managers, as applicable.

Default and remedies

An Event of Default under the Indenture is:

(1) default for 30 days in payment of interest on the Notes;

(2) default in payment of principal on the Notes;

(3) failure by the Company for 90 days, after notice to it to comply with any of its other agreements in the Indenture for the benefit of holders of the Notes; and

(4) certain events of bankruptcy or insolvency.

If an Event of Default (other than as referred to in clause (4) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the Notes to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the outstanding Notes. If an Event of Default referred to in clause (4) above occurs and is continuing, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or the Noteholders.

No Noteholder may pursue any remedy against the Company under the Indenture (other than with respect to the right to receive payment of principal or interest, if any) unless such holder previously shall have given to the Trustee written notice of default and unless the holders of at least 25% in principal amount of the Notes shall have requested the Trustee to pursue the remedy and shall have offered the Trustee indemnity satisfactory to it, the Trustee shall not have complied with the request within 60 days of receipt of the request and the offer of indemnity, and the Trustee shall not have received direction inconsistent with the request during such 60-day period from the holders of a majority in principal amount of the Notes.

Noteholders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity satisfactory to it from the Company or, under certain circumstances, the Noteholders seeking to direct the Trustee to take certain actions under the Indenture against any loss, liability or expense.

Subject to certain limitations, holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power under the Indenture in respect of the Notes. The Indenture provides that the Trustee will give to the Noteholders notice of all defaults known to it, within 90 days after the occurrence of any default with respect to the Notes unless the default shall have been cured or waived. The Trustee may withhold from Noteholders notice of any continuing default (except a default in payment of principal or interest) if it determines in good faith that withholding such notice is in the interests of such holders. The Company is required annually to certify to the Trustee as to the compliance by the Company with certain covenants under the Indenture and the absence of a default thereunder, or as to any such default that existed.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. By accepting a Note, each Noteholder waives and releases all such claims and liability. This waiver and release are part of the consideration for the issue of the Notes.

Defeasance of the notes

The Indenture provides that the Company may, subject to certain conditions described below, discharge its indebtedness and its obligations or certain of its obligations under the Indenture in respect of the Notes by depositing funds or U.S. Government Obligations (as defined in the Indenture) or Notes with the Trustee. The Indenture provides that:

(1) the Company will be discharged from any obligation to comply with certain restrictive covenants of the Indenture and certain other obligations under the Indenture and any noncompliance with such obligations shall not be an Event of Default in respect of the Notes; or

(2) provided that 91 days have passed from the date of the deposit referred to below and certain specified Events of Default have not occurred, the Company will be discharged from any and all obligations in respect of the Notes (except for certain obligations, including obligations to register the transfer and exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes, to maintain paying agencies and to cause money to be held in trust), in either case upon the deposit with the Trustee, in trust, of money, Notes, and/or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay the principal of and each installment of interest on the Notes on the date when such payments become due in accordance with the terms of the Indenture and the Notes.

In the event of any such defeasance under clause (1) above, the obligations of the Company under the Indenture and the Notes, other than with respect to the covenants relating to limitations on liens and sale-leaseback transactions and reporting thereon, and covenants relating to consolidations, mergers and transfers of all or substantially all of the assets of the Company, shall remain in full such and effect. In the event of defeasance and discharge under clause (2) above, the Noteholders are entitled to payment only from the trust fund created by such deposit for payment. In the case of the Company’s discharge from any and all obligations in respect of the Notes, as described in clause (2) above, the trust may be established only if, among other things, the Company shall have delivered to the Trustee an opinion of counsel to the effect that, if the Notes are then listed on a national securities exchange, such deposit, defeasance or discharge will not cause the Notes to be delisted. For U.S. federal income tax purposes, defeasance and discharge under clause (2) above may cause holders of the Notes to recognize gain or loss in an amount equal to the difference between the fair market value of the obligations of the trust to the holder and such holder’s tax basis in the Notes. Prospective purchasers should consult their tax advisors as to the possible tax effects of such a defeasance and discharge.

Pursuant to the escrow trust agreements that the Company may execute in connection with the defeasance of all or certain of its obligations under the Indenture as provided above, the Company from time to time may elect to substitute U.S. Government Obligations or the Notes of the same series for any or all of the U.S. Government Obligations deposited with the Trustee; provided that the money, U.S. Government Obligations, and/or Notes in trust following such substitution or substitutions will be sufficient, through the payment of interest and principal in accordance with their terms, to pay the principal of and each installment of interest on the Notes on the date when such payments become due in accordance with the terms of the Indenture and the Notes. The escrow trust agreements also may enable the Company:

(1) to direct the Trustee to invest any money received by the Trustee on the U.S. Government Obligations comprising the trust in additional U.S. Government Obligations; and

(2) to withdraw monies or U.S. Government Obligations from the trust from time to time; provided, that the money and/or U.S. Government Obligations in trust following such withdrawal will be sufficient, through the payment of interest and principal in accordance with their terms, to pay the principal of and each installment of interest on the Notes on the date when such payments become due in accordance with the terms of the Indenture and the Notes.

Governing law

The Notes and the Indenture will be governed by the laws of the State of New York.

Form of notes

The certificates representing the Notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the Notes will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as DTC’s nominee in the form of one or more global note certificates (the “Global Notes”) or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Holders of the Notes will own certificateless interests in the Global Notes evidenced by records in book entry form maintained by DTC (the “Book-Entry Interests”).

Except as set forth below, the Global Notes may not be transferred except as a whole to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in physical, certificated form (“Certificated Notes”) except in the limited circumstances described below. All interests in the Global Notes may be subject to the procedures and requirements of DTC.

Certain book-entry procedures for the global notes

The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the DTC settlement system and are subject to change by DTC from time to time. The Company does not take any responsibility for these operations or procedures, and investors are urged to contact the DTC system or its participants directly to discuss these matters.

DTC has advised the Company that it is:

(1) a limited purpose trust company organized under the laws of the State of New York;

(2) a “banking organization” within the meaning of the New York Banking Law;

(3) a member of the Federal Reserve System;

(4) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

(5) a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the “Participants”) and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates.

DTC’s Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

The Company expects that pursuant to procedures established by DTC:

(1) upon deposit of each Global Note, DTC will credit the accounts of Participants designated by the Underwriters with an interest in the Global Note; and

(2) ownership of such Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and Indirect Participants (with respect to the interests of persons other than Participants).

The laws of some jurisdictions may require that in order to effectively transfer interests in securities to certain persons, such persons must take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the Indenture with respect to such Global Note. The Company understands that under existing industry practice, in the event that the Company requests any action of holders of Notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

Payments with respect to the principal of, and premium, if any, and interest on, any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Company’s Paying Agent to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the Indenture. Initially, the Trustee will act as Paying Agent and Registrar. Under the terms of the Indenture, the Company and the Company’s Paying Agent may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the Company, nor the Trustee, nor any Paying Agent has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures. Neither the Company nor the trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their obligations under the rules and procedures governing DTC’s operations.

Same-day settlement and payment

All payments of principal and interest with respect to the Notes will be made by the Company in immediately available funds.

Secondary trading in long-term notes and notes of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Global Notes are expected to trade in the Depositary’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Global Notes will therefore be required by the Depositary to settle in immediately available funds. Secondary trading in Certificated Notes will also be required to be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

Euroclear and Clearstream, Luxembourg

If the Depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, societe anonyme, which is referred to as “Clearstream, Luxembourg,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which is referred to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books. Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. The Company has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Certificated notes

The Global Notes will be exchanged for Notes of like tenor and an equal aggregate principal amount, in authorized denominations and in definitive form, if:

(1) DTC notifies the Company that it is unwilling or unable to continue as Depositary or the Company determines that DTC is unable to continue as Depositary and the Company fails to appoint a successor Depositary within 90 days;

(2) the Company provides for such exchange pursuant to the terms of the applicable Indenture;

(3) the Company determines that such Notes shall no longer be represented by Global Notes and executes and delivers to the Trustee instructions to such effect; or

(4) an Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default with respect to such Notes, and which entitles the holders of such Notes to accelerate such Notes’ maturity, shall have occurred and be continuing.

Such Certificated Notes shall be registered in such name or names as DTC shall instruct the Trustee. It is expected that such instructions may be based upon directions received by DTC from Participants or Indirect Participants with respect to ownership of beneficial interests in Global Notes. Upon any such issuance, the Trustee is required to register such definitive Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

Neither the Company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

Trustee

Branch Banking & Trust Company is the trustee, registrar and paying agent under the Indenture. Branch Banking & Trust Company is also a lender under our credit facility and from time to time performs other services for us in the normal course of business.

Material U.S. federal income tax considerations

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of the notes by an initial purchaser of the notes that purchases the notes at the price indicated on the cover of this prospectus supplement. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and current administrative rulings and practice, all as in effect and available as of the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., U.S. expatriates, financial institutions, insurance companies, regulated investment companies, controlled foreign corporations, broker-dealers, partnerships and their partners and tax-exempt organizations (including private foundations)) or to persons that will hold the notes as part of a “straddle,” “hedge,” “conversion,” “constructive sale,” or other integrated security transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any federal non-income, state, local or non-U.S. tax considerations. This summary assumes that an investor will hold the notes as “capital assets” (generally, property held for investment) under the Code. Each prospective investor is urged to consult its tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the purchase, ownership and disposition of the notes.

For the purposes of this summary, a “non-U.S. holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, not (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created in, or organized under the law of, the United States or any state or political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person, or (v) a partnership or other entity taxable as a partnership for U.S. federal income tax purposes. If a partnership (including any other entity taxable as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that holds notes should consult their tax advisers as to the particular tax consequences applicable to them.

Interest income

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (or, if certain tax treaties apply, if such interest is not attributable to a permanent establishment or fixed base maintained by the non-U.S. holder within the United States by the non-U.S. holder) and (ii) the non-U.S. holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership, (C) is not a bank receiving certain types of interest, and (D) satisfies certain certification requirements. Such certification requirements will be met if (x) the non-U.S. holder provides its name and address, and certifies on an Internal Revenue Service (“IRS”) Form W-8BEN (or appropriate substitute form), under penalties of perjury, that it is not a U.S. person or (y) a securities clearing organization or certain other financial institutions holding the note on behalf of the non-U.S. holder certifies on IRS Form W-8IMY, under penalties of perjury, that the certification referred to in clause (x) has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the notes is a U.S. person.

If interest on the notes is not effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder but such non-U.S. holder cannot satisfy the other requirements outlined in the preceding paragraph, interest on the notes generally will be subject to U.S. federal withholding tax (currently imposed at a 30% rate, or a lower applicable treaty rate).

If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, the interest on the note is attributable to a permanent establishment or fixed base the non-U.S. holder maintains in the United States), the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis at regular U.S. federal income tax rates in the same manner as if the non-U.S. holder were a U.S. person. In addition, a non-U.S. holder that is a foreign corporation may also be subject to a branch profits tax (currently imposed at a rate of 30%, or a lower treaty rate, if applicable) on its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the corporation’s conduct of a trade or business in the United States. For this purpose, interest paid on the notes will be included in the earnings and profits of the foreign corporation. Any such interest will not also be subject to U.S. federal withholding tax, however, if the non-U.S. holder delivers to us or our paying agent a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. federal withholding tax.

Sale, exchange, retirement or other disposition

Any gain recognized upon the sale, exchange, redemption or other disposition of a note (except with respect to accrued but unpaid interest, which will be taxable as described above under “—Interest income”) generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (or, if certain tax treaties apply, the gain is attributable to a permanent establishment or fixed base the non-U.S. holder maintains in the United States) or (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are present.

A non-U.S. holder described in clause (i) above will be required to pay U.S. federal income tax on the net gain derived from the sale, in the same manner as if the non-U.S. holder were a U.S. person, and, if the non-U.S. holder is a foreign corporation, it may also be required to pay a branch profits tax (currently imposed at a rate of 30%, or a lower treaty rate, if applicable). A non-U.S. holder described in clause (ii) above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

Backup withholding and information reporting

In general, backup withholding and information reporting will not apply to a payment of interest on a note to a non-U.S. holder if such holder certifies under penalties of perjury that it is a non-U.S. holder and neither we nor our paying agent have actual knowledge or reason to know to the contrary. In certain circumstances, if a note is not held through a qualified intermediary, the amount of payments made on the note, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

The payment of the proceeds from the disposition of the notes by or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting, but not backup withholding, on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge or reason to know to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, if the non-U.S. holder provides, on a timely basis, the required information to the IRS.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, the underwriters named below, for which J.P. Morgan Securities Inc., Banc of America Securities LLC and Wachovia Capital Markets, LLC are acting as representatives, have severally agreed to purchase, and Martin Marietta Materials has agreed to sell to them, severally, the principal amount of notes set forth opposite its name below:

Principal
Underwriter	amount of notes

J.P. Morgan Securities Inc.	$72,000,000
Banc of America Securities LLC	69,000,000
Wachovia Capital Markets, LLC	69,000,000
BB&T Capital Markets, a Division of Scott & Stringfellow, Inc.	33,000,000
Wells Fargo Securities, LLC	33,000,000
Citigroup Global Markets, LLC	24,000,000

Total	$300,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer part of the notes directly to the public at the offering prices described on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of 0.40% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.25% off the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us

Per Note	0.650%
Total	$1,950,000

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

The notes are a new issue of securities and there is currently no established trading market for the notes. We do not intend to apply the notes for listing on any securities exchange or quotation on an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice.

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $500,000.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates. An affiliate of J.P. Morgan Securities Inc. is a dealer in our commercial paper program. In addition, affiliates of the underwriters are lenders and J.P. Morgan Securities Inc. serves as administrative agent under our outstanding credit agreement and have been paid customary fees. Our outstanding credit agreement supports our commercial paper program, outstanding amounts of which will be paid with a portion of the proceeds of this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, it has not made and will not make an offer of notes to the public in that Member State except that it may, with effect from and including such date, make an offer of notes to the public in that Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than EUR43,000,000 and (3) an annual net turnover of more than EUR50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/7I/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Legal matters

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina, are representing Martin Marietta Materials, Inc. in connection with this offering. Richard A. Vinroot, Esq., a shareholder of Robinson, Bradshaw & Hinson, P.A., is one of our directors. Certain members of Robinson, Bradshaw & Hinson, P.A. beneficially owned less than 1% of our outstanding shares of common stock as of the date of this prospectus supplement. Simpson Thacher & Bartlett LLP, New York, New York, will pass on the validity of the notes to the underwriters.

Prospectus

Martin Marietta Materials, Inc.

Senior Debt Securities

We may offer to sell from time to time in one or more offerings senior debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness, which may be offered in separate classes or series and which will rank on a parity with all of our other unsecured and unsubordinated debt.

This prospectus describes some of the general terms that may apply to the offered securities. The specific terms and amounts of the offered securities will be fully described in supplements to this prospectus, which may add, update or change information in this prospectus. Please read carefully any prospectus supplements and this prospectus and any information incorporated herein or therein by reference carefully before you invest in these securities.

Investing in our securities involves risks. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The names of any underwriters or agents and the terms of the arrangements with such entities will be stated in an accompanying prospectus supplement.

The date of this prospectus is April 25, 2007

About this prospectus

This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or prospectus supplements containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where you can find more information” and “Incorporation by reference” before purchasing any of our securities.

You should rely only on the information contained or incorporated by reference in this prospectus or applicable prospectus supplement or free writing prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference herein or therein, is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus and any prospectus supplement, unless otherwise indicated, the terms “Company,” “we,” “us” and “our” refer and relate to Martin Marietta Materials, Inc. and its consolidated subsidiaries.

About the registrant

We are the United States’ second largest producer of aggregates for the construction industry, including infrastructure, commercial and residential. We also have a specialty products segment that manufactures and markets magnesia-based chemical products used in industrial, agricultural, and environmental applications, and dolomitic lime sold primarily to the steel industry. For the year ended December 31, 2006, our aggregates business accounted for approximately 92% of our total net sales and our specialty products segment accounted for approximately 8% of our total net sales.

We were formed in 1993 as a North Carolina corporation to serve as successor to the operations of the materials group of the organization that is now Lockheed Martin Corporation. Our principal executive offices are located at 2710 Wycliff Road Raleigh, North Carolina 27607-3033, and our telephone number is (919) 781-4550.

Our website is located at http://www.martinmarietta.com. We do not incorporate the information on our website into this prospectus and you should not consider it a part of this prospectus.

Risk factors

Investment in the offered securities involves risks. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risks of an investment in our company under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as the same may be updated from time to time by our future filings with the SEC. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. Please also refer to the section below entitled “Forward-Looking Statements.”

Forward-looking statements

This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Generally, you can identify these statements because they use words like “anticipates,” “believes,” “expects,” “future,” “intends,” “plans,” and similar terms. These statements are only our current expectations. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties and risks, including the risks described or incorporated by reference in this prospectus and other unforeseen risks. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus or the incorporated documents.

We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The factors listed in the section titled “Risk factors,” as well as any cautionary language in, or incorporated by reference into, this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described in the risk factors and elsewhere in this prospectus and in the documents incorporated by reference herein could negatively impact our business, operating results, financial condition and stock price.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

Use of proceeds

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes, including, without limitation, the repayment and the refinancing of indebtedness, repurchases of our outstanding common stock, capital expenditures, future acquisitions and working capital. If net proceeds from a specific offering will be used to repay indebtedness, the applicable prospectus supplement will describe the relevant terms of the debt to be repaid. Until we apply the proceeds from a sale of securities to their intended purposes, we may invest those proceeds in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

Ratio of earnings to fixed charges

The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years.

	Year ended December 31,
	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges	7.01	5.67	4.47	3.63	3.58

For this ratio, earnings consist of earnings before income taxes on income, extraordinary items and net cumulative effect of accounting changes, adjusted for undistributed earnings of less-than-fifty-percent-owned affiliates. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor.

Description of debt securities

We may issue debt securities. The prospectus supplement relating to any offering of debt securities will describe more specific terms of the debt securities being offered, including the designation of the series, the aggregate principal amount being offered, the initial offering price, the interest rate and any redemption, purchase or conversion rights and any general terms described in this section that will not apply to those debt securities.

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the base indenture referred to below and the supplemental indenture or board resolution (including the form of debt security) relating to the applicable series of debt securities, the form of each of which is or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference.

The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities will be issued under an indenture among us and Branch Banking & Trust Company, as the initial trustee, which we refer to herein as base indenture. The base indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder.

Debt securities will be issued under a senior indenture, in one or more series established pursuant to a supplemental indenture or a resolution duly adopted by our board of directors or a duly authorized committee thereof. We refer to the base indenture (together with each applicable supplemental indenture or resolution establishing the applicable series of debt securities) collectively in this prospectus as the indenture. The indenture will be subject to and governed by the Trust Indenture Act of 1939.

General

The debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding. Our secured debt will be effectively senior to the debt securities to the extent of the value of the assets securing such debt. There is no requirement that our future issues of debt securities offered pursuant to the Registration Statement of which this prospectus forms a part be issued under the indenture, and we are free to employ other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of debt securities issued under the indenture, in connection with future issues of such other debt securities. The debt securities will be exclusively our obligations and not of our subsidiaries and therefore the debt securities will be structurally subordinate to the debt and liabilities of any of our subsidiaries.

The applicable prospectus supplement will describe the specific terms of each series of debt securities being offered, including some or all of the following:

•	the title of the debt securities;

•	the price at which the debt securities will be issued;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates (or manner of determining the same) on which the debt securities will mature;

•	the rate or rates (which may be fixed or variable) per annum (or the method or methods by which such rate or rates will be determined) at which the debt securities will bear interest, if any, and the date or dates from which such interest will accrue;

•	the date or dates on which such interest will be payable and the record dates for such interest payment dates and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	if the trustee in respect of the debt securities is other than Branch Banking & Trust Company (or any successor thereto), the identity of the trustee;

•	any mandatory or optional sinking fund or purchase fund or analogous provision;

•	any provisions relating to the date after which, the circumstances under which, and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at our option or of the holder thereof and certain other terms and provisions of such optional or mandatory redemption;

•	if the debt securities are denominated in other than United States dollars, the currency or currencies (including composite currencies) in which the debt securities are denominated;

•	if payments of principal (and premium, if any) or interest, if any, in respect of the debt securities are to be made in a currency other than United States dollars or the amounts of such payments are to be determined with reference to an index based on a currency or currencies other than that in which the debt securities are denominated, the currency or currencies (including composite currencies) or the manner in which such amounts are to be determined, respectively;

•	if other than or in addition to the events of default described in the base indenture, the events of default with respect to the debt securities of that series;

•	if the amount payable upon acceleration of the debt securities is other than the full principal amount, the portion of the principal amount payable upon acceleration;

•	any provisions relating to the conversion of debt securities into debt securities of another series or shares of our capital stock;

•	any provisions restricting defeasance of the debt securities;

•	if the debt securities will be issued, in whole or in part, in the form of one or more temporary or permanent global securities, the identity of the depositary for such global securities, if other than The Depository Trust Company; and

•	any other terms of the debt securities not inconsistent with the provisions of the base indenture.

Unless otherwise indicated in a prospectus supplement in respect of which this prospectus is being delivered, principal of, premium, if any, and interest, if any, on the debt securities (other than debt securities issued as global securities) will be payable, and the debt securities (other than debt securities issued as global securities) will be exchangeable and transfers thereof will be registrable, at the office of the trustee with respect to such series of debt securities and at any other office maintained at that time by us for such purpose, provided that, at our option, payment of interest may be made by check mailed to the address of the holder as it appears in the register of the debt securities.

Unless otherwise indicated in a prospectus supplement relating thereto, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000 thereafter. For certain information about debt securities issued in global form, see “— Global Securities” below. No service charge shall be made for any registration of transfer or exchange of the Securities, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the prospectus supplement in respect of which this prospectus is being delivered, if applicable.

Debt securities may be issued, from time to time, with the principal amount payable on the applicable principal payment date, or the amount of interest payable on the applicable interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. In such cases, holders of such debt securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factor. Information, if any, as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or the factors to which the amount payable on such date is linked and certain additional tax considerations applicable to the debt securities will be set forth in a prospectus supplement in respect of which this prospectus is being delivered.

The indenture provides that the trustee and the paying agent shall promptly pay to us upon request any money held by them for the payment of principal (and premium, if any) or interest that remains unclaimed for two years. In the event the trustee or the paying agent returns money to us following such two-year period, the holders of the debt securities thereafter shall be entitled to payment only from us, subject to all applicable escheat, abandoned property and similar laws.

The indenture does not limit the amount of additional unsecured indebtedness that we or any of our subsidiaries may incur. Unless otherwise specified in the resolutions or any supplemental indenture establishing the terms of the debt securities, the terms of the debt securities or the covenants contained in the indenture do not afford holders of the debt securities protection in the event of a highly leveraged or other similar transaction involving us that may adversely affect the holders of the debt securities. See “— Certain covenants” below. Debt securities of any particular series need not be issued at the same time and, unless otherwise provided, a series may be re-opened, without the consent of the holders of such debt securities, for issuances of additional debt securities of that series, unless otherwise specified in the resolutions or any supplemental indenture establishing the terms of the debt securities.

Global securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depositary for that global security and its nominees or their respective successors are permitted.

Unless otherwise provided in the applicable prospectus supplement, The Depository Trust Company, New York, New York, which we refer to in this prospectus as “DTC”, will act as depositary for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

DTC has provided the following information to us. DTC is a:

•	limited-purpose trust company organized under the New York Banking Law;

•	banking organization within the meaning of the New York Banking Law;

•	member of the U.S. Federal Reserve System;

•	clearing corporation within the meaning of the New York Uniform Commercial Code; and

•	clearing agency registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, in deposited securities through electronic computerized book-entry changes in the direct participant’s accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Principal and interest payments on global securities registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee as the registered owner of the global securities. We and the trustee will treat DTC’s nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities. It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee or us.

Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like amount and terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary;

•	DTC ceases to be a registered clearing agency and a successor depositary is not appointed by us within 120 days; or

•	we determine not to require all of the debt securities of a series to be represented by a global security and notify the applicable trustee of our decision.

Amendment, supplement and waiver

Subject to certain exceptions, the indenture or the debt securities of any series may be amended or supplemented with the written consent of the holders of not less than a majority in principal amount of the then outstanding debt securities of the affected series; provided that we and the trustee may not, without the consent of the holder of each outstanding debt security of such series affected thereby, (a) reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver, (b) reduce the rate of or extend the time for payment of interest on any debt security of such series, (c) reduce the principal of or extend the fixed maturity of any debt security of such series, (d) reduce the portion of the principal amount of a discounted security of such series payable upon acceleration of its maturity or (e) make any debt security of such series payable in money other than that stated in such debt security. Any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the debt securities of the affected series, except a default in payment of principal or interest or in respect of other provisions requiring the consent of the holder of each such debt security of that series in order to amend. Without the consent of any holder of debt securities of such series, we and the trustee may amend or supplement the indenture or the debt securities without notice to cure any ambiguity, omission, defect or inconsistency, to provide for uncertificated debt securities in addition to or in place of certificated debt securities, to comply with the provisions of the indenture concerning mergers, consolidations and transfers of all or substantially all of our assets, to appoint a trustee other than Branch Banking & Trust Company (or any successor thereto) as trustee in respect of one or more series of debt securities, or to add, change or eliminate provisions of the indenture as shall be necessary or desirable in accordance with any amendment to the Trust Indenture Act of 1939. In addition, without the consent of any holder of debt securities, we and the trustee may amend or supplement the indenture or the debt securities to make any change that does not materially adversely affect the rights of any holder of that series of debt securities. Whenever we request the trustee to take any action under the indenture, including a request to amend or supplement the indenture without the consent of any holder of debt securities, we are required to furnish the trustee with an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the action have been complied with. Without the consent of any holder of debt securities, the trustee may waive compliance with any provisions of the indenture or the debt securities if the waiver does not materially adversely affect the rights of any such holder.

Certain covenants

Unless otherwise specified in resolutions adopted by our board of directors or any supplemental indenture establishing the terms of the debt securities of any series, the terms of the debt securities of any series or the covenants contained in the indenture do not afford holders of debt securities protection in the event of a highly leveraged or other similar transaction involving us that may adversely affect such holders. If the debt securities contain, or a future supplemental indenture contains, covenants to afford holders of debt securities protection in the event of a highly leveraged or similar transaction, the prospectus supplement relating to the debt securities (or an applicable pricing supplement) will provide a brief description of such protective covenants. The indenture does not limit the amount of additional unsecured indebtedness that we or any of our subsidiaries may incur.

Certain Definitions. For purposes of the covenants included in the indenture, the following terms generally shall have the meanings provided below.

“Attributable Debt” for a lease means the carrying value of the capitalized rental obligation determined under generally accepted accounting principles whether or not such obligation is required to be shown on the balance sheet as a long-term liability. The carrying value may be reduced by the capitalized value of the rental obligations, calculated on the same basis, that any sublessee has for all or part of the same property. A lease obligation shall be counted only once even if the Company and one or more of its Subsidiaries may be responsible for the obligation.

“Capital Expenditures” means, for any period, any expenditures of the Company or its Subsidiaries during such period that, in conformity with generally accepted accounting principles consistently applied, are required to be included in fixed asset accounts as reflected in the consolidated balance sheet of the Company and its Subsidiaries.

“Company” means Martin Marietta Materials, Inc.

“Consolidated Net Tangible Assets” means total assets less (1) total current liabilities (excluding any Debt which, at the option of the borrower, is renewable or extendable to a term exceeding 12 months and which is included in current liabilities and further excluding any deferred income taxes which are included in current liabilities) and (2) goodwill, patents and trademarks, all as stated on the Company’s most recent publicly available consolidated balance sheet preceding the date of determination.

“Debt” means any debt for borrowed money which would appear on the balance sheet as a liability or any guarantee of such a debt and includes purchase money obligations. A Debt shall be counted only once even if the Company and one or more of its Subsidiaries may be responsible for the obligation.

“Lien” means any mortgage, pledge, security interest or lien.

“Long-Term Debt” means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee’s consent to a date more than 12 months after the Debt was created.

“Principal Property” means, as to any particular series of debt securities, any mining and quarrying or manufacturing facility located in the United States and owned by the Company or by one or more Restricted Subsidiaries from the date debt securities of that series are first issued and which has, as of the date the Lien is incurred, a net book value (after deduction of depreciation and other similar charges) greater than 3% of Consolidated Net Tangible Assets, except (1) any such facility or property which is financed by obligations of any State, political subdivision of any State or the District of Columbia under terms which permit the interest payable to the holders of the obligations to be excluded from gross income as a result of the plant, facility or property satisfying the conditions of Section 103(b)(4)(C), (D), (E), (F) or (H) or Section 103(b)(6) of the Internal Revenue Code of 1954 or Section 142(a) or Section 144(a) of the Internal Revenue Code of 1986, or of any successors to such provisions, or (2) any such facility or property which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole. However, the chief executive officer or chief financial officer of the Company may at any time declare any mining and quarrying or manufacturing facility or other property to be a Principal Property by delivering a certificate to that effect to the Trustee.

“Restricted Property” means, as to any particular series of debt securities, any Principal Property, any Debt of a Restricted Subsidiary owned by the Company or a Restricted Subsidiary on the date debt securities of that series are first issued or secured by a Principal Property (including any property received upon a conversion or exchange of such debt), or any shares of stock of a Restricted Subsidiary owned by the Company or a Restricted Subsidiary (including any property or shares received upon a conversion, stock split or other distribution with respect to the ownership of such stock).

“Restricted Subsidiary” means a Subsidiary that has substantially all its assets located in, or carries on substantially all its business in, the United States and that owns a Principal Property. Notwithstanding the preceding sentence, a Subsidiary shall not be a Restricted Subsidiary during such period of time as it has shares of capital stock registered under the Securities Exchange Act of 1934, as amended, or it files reports and other information with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

“Subsidiary” means an entity a majority of the Voting Stock of which is owned by the Company and/or one or more Subsidiaries.

“Voting Stock” means capital stock or other equity interest having voting power under ordinary circumstances to elect directors or managers, as applicable.

Limitations on Liens. Unless otherwise specified in a prospectus supplement in respect of which this prospectus is being delivered and subject to the following three sentences, the Company will not, and will not permit any Restricted Subsidiary to, as security for any Debt, incur a Lien on any Restricted Property, unless the Company or such Restricted Subsidiary secures or causes to be secured any outstanding debt securities equally and ratably with all Debt secured by such Lien. The Lien may equally and ratably secure such debt securities and any other obligations of the Company or its Subsidiaries that are not subordinated to any outstanding debt securities. This restriction will not apply to, among other things, certain Liens (i) existing at the time an entity becomes a Restricted Subsidiary; (ii) existing at the time of the acquisition of the Restricted Property or incurred to finance all or some of the purchase price or cost of construction, provided that the Lien may not extend to any other Restricted Property (other than, in the case of construction, unimproved real property) owned by the Company or any of its Restricted Subsidiaries at the time the property is acquired or the Lien is incurred and provided further that the Lien may not be incurred more than one year after the later of the acquisition, completion of construction or commencement of full operation of the property; (iii) in favor of the Company or another Restricted Subsidiary; (iv) existing at the time an entity merges into or consolidates with or enters into a share exchange with the Company or a Restricted Subsidiary or transfers or leases all or substantially all its assets to the Company or a Restricted Subsidiary; (v) in favor of a government or governmental entity that secure payment pursuant to a contract, subcontract, statute or regulation, secure Debt guaranteed by the government or governmental agency, secure Debt incurred to finance all or some of the purchase price or cost of construction of goods, products or facilities produced under contract or subcontract for the government or governmental entity, or secure Debt incurred to finance all or some of the purchase price or cost of construction of the property subject to the Lien; or (vi) extends, renews or replaces in whole or in part a Lien (“existing Lien”) permitted by any of the clauses (i) through (v) or a Lien existing on the date that the notes are first issued; provided, that such Lien may not extend beyond the property subject to the existing Lien and the Debt secured by the Lien may not exceed the amount of Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien equally and ratably secures the notes and the Debt. In addition and notwithstanding the foregoing restrictions, the Company and any of its Restricted Subsidiaries may, without securing the debt securities, incur a Lien that otherwise would be subject to the restrictions, provided that after giving effect to such Lien the aggregate amount of all Debt secured by Liens that otherwise would be prohibited plus all Attributable Debt in respect of sale-leaseback transactions that otherwise would be prohibited by the covenant limiting sale-leaseback transactions described below would not exceed 15% of Consolidated Net Tangible Assets.

Limitations on Sale-Leaseback Transactions. Unless otherwise specified in the prospectus supplement in respect of which this prospectus is being delivered and subject to the following two sentences, the Company will not, and will not permit any Restricted Subsidiary to, sell or transfer a Principal Property and contemporaneously lease it back, except a lease for a period (including extensions or renewals at the option of the Company or the Restricted Subsidiary) of three years or less. Notwithstanding the foregoing restriction, the Company or any Restricted Subsidiary may sell a Principal Property and lease it back for a longer period if (i) the lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries; (ii) the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions set forth above under the caption “Limitations on Liens,” to create a Lien on the property to be leased securing Debt in an amount at least equal in amount to the Attributable Debt (as hereinafter defined) in respect of the sale-leaseback transaction without equally and ratably securing the outstanding debt securities; (iii) the Company owns or acquires other property which will be made a Principal Property and is determined by the board of directors of the Company to have a fair value equal to or greater than the Attributable Debt incurred; (iv) within 270 days the Company makes Capital Expenditures with respect to a Principal Property in an amount at least equal to the amount of the Attributable Debt; or (v) the Company or a Restricted Subsidiary makes an optional prepayment in cash of its Debt or capital lease obligations at least equal in amount to the Attributable Debt for the lease, the prepayment is made within 270 days, the Debt prepaid is not owned by the Company or a Restricted Subsidiary, the Debt prepaid is not subordinated to any of the debt securities, and the Debt prepaid was Long-Term Debt or capital lease obligations at the time it was created. In addition and notwithstanding the foregoing restrictions, the Company and any of its Restricted Subsidiaries may, without securing the debt securities, enter into a sale-leaseback transaction that otherwise would be subject to the restrictions, provided that after giving effect to such sale-leaseback transaction the aggregate amount of all Debt secured by Liens that otherwise would be prohibited by the covenant limiting Liens described above plus all Attributable Debt in respect of sale-leaseback transactions that otherwise would be prohibited would not exceed 15% of Consolidated Net Tangible Assets.

Consolidation, Merger, Sale of Assets. The Company shall not consolidate with or merge into, or transfer all or substantially all of its assets to, another entity unless (1) the resulting, surviving or transferee entity assumes by supplemental indenture all of the obligations of the Company under the debt securities and the indenture, (2) immediately after giving effect to the transaction no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing, and (3) the Company shall have delivered an officers’ certificate and an opinion of counsel each stating that the consolidation, merger or transfer and the supplemental indenture comply with the indenture.

If upon any such consolidation, merger or transfer, a Restricted Property would become subject to an attaching Lien that secures Debt, then, before the consolidation, merger or transfer occurs, the Company by supplemental indenture shall secure the debt securities by a direct lien on such Restricted Property. The direct Lien shall have priority over all Liens on such Restricted Property except these already on it. The direct Lien may equally and ratably secure the debt securities and any other obligation of the Company or a Subsidiary. However, the Company need not comply with this provision if: upon the consolidation, merger or transfer the attaching Lien will secure the debt securities, equally and ratably with or prior to Debt secured by the attaching Lien; or the Company or a Restricted Subsidiary could create a Lien on the Restricted Property to secure Debt at least equal in amount to that secured by the attaching Lien pursuant to the provisions described under “— Limitations on Liens” above.

When a successor corporation, trustee, paying, agent or registrar assumes all of the obligations of its predecessor under the debt securities and the Indenture, the predecessor will be released from those obligations.

Default and remedies

An event of default under the indenture in respect of any series of debt securities is: default for 30 days in payment of interest on the debt securities of that series; default in payment of principal on the debt securities of that series; failure by us for 90 days after notice to us to comply with any of our other agreements in the indenture for the benefit of holders of debt securities of that series; certain events of bankruptcy or insolvency; and any other event of default specifically provided for by the terms of such series, as described in the related prospectus supplement.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the affected series may declare the debt securities of that series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the outstanding debt securities of the affected series. No holder of debt securities may pursue any remedy against us under the indenture (other than with respect to the right to receive payment of principal (and premium, if any) or interest, if any) unless such holder previously shall have given to the trustee written notice of default and unless the holders of at least 25% in principal amount of the debt securities of the affected series shall have requested the trustee to pursue the remedy and shall have offered the trustee indemnity satisfactory to it, the trustee shall not have complied with the request within 60 days of receipt of the request and the offer of indemnity, and the trustee shall not have received direction inconsistent with the request during such 60-day period from the holders of a majority in principal amount of the debt securities of the affected series.

Holders of debt securities may not enforce the indenture or the debt securities except as provided in the indenture. The trustee may refuse to enforce the indenture or the debt securities unless it receives indemnity satisfactory to it from us or, under certain circumstances, the holders of debt securities seeking to direct the trustee to take certain actions under the indenture against any loss, liability or expense. Subject to certain limitations, holders of a majority in principal amount of the debt securities of any series may direct the trustee in its exercise of any trust or power under the indenture in respect of that series. The indenture provides that the trustee will give to the holders of debt securities of any particular series notice of all defaults known to it, within 90 days after the occurrence of any default with respect to such debt securities, unless the default shall have been cured or waived. The trustee may withhold from holders of debt securities notice of any continuing default (except a default in payment of principal or interest) if it determines in good faith that withholding such notice is in the interests of such holders. We are required annually to certify to the trustee as to the compliance by us with all conditions and covenants under the indenture and the absence of a default thereunder, or as to any such default that existed.

Our directors, officers, employees and stockholders, as such, shall not have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. By accepting a debt security, each holder of such debt security waives and releases all such claims and liability. This waiver and release are part of the consideration for the issue of the debt securities.

Satisfaction, discharge and defeasance

The indenture provides, unless such provision is made inapplicable to the debt securities of any series issued pursuant to the indenture, that we may, subject to certain conditions described below, discharge our indebtedness and our obligations or certain of our obligations under the indenture in respect of debt securities of a series by depositing funds or, in the case of debt securities payable in United States dollars, U.S. government obligations, or debt securities of the same series with the trustee. The indenture provides that (1) we will be discharged from any obligation to comply with certain restrictive covenants of the indenture and certain other obligations under the indenture and any noncompliance with such obligations shall not be an event of default in respect of the series of debt securities or (2) provided that 91 days have passed from the date of the deposit referred to below and certain specified events of default have not occurred, we will be discharged from any and all obligations in respect of the series of debt securities (except for certain obligations, including obligations to register the transfer and exchange of the debt securities of such series, to replace mutilated, destroyed, lost or stolen debt securities of such series, to maintain paying agencies and to cause money to be held in trust), in either case upon the deposit with the trustee, in trust, of money, debt securities of the same series, and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay the principal of and each installment of interest on the series of debt securities on the date when such payments become due in accordance with the terms of the indenture and the series of debt securities. In the event of any such defeasance under clause (1) above, our obligations under the indenture and the debt securities of the affected series, other than with respect to the covenants relating to limitations on liens and sale-leaseback transactions and reporting thereon, and covenants relating to consolidations, mergers and transfers of all or substantially all of our assets, shall remain in full force and effect. In the event of defeasance and discharge under clause (2) above, the holders of debt securities of the affected series are entitled to payment only from the trust fund created by such deposit for payment. In the case of our discharge from any and all obligations in respect of a series of debt securities as described in clause (2) above, the trust may be established only if, among other things, we shall have delivered to the trustee an opinion of counsel to the effect that, if the subject debt securities are then listed on a national securities exchange, such deposit, defeasance or discharge will not cause the debt securities to be delisted. For U.S. federal income tax purposes, defeasance and discharge under clause (2) above may cause holders of the debt securities to recognize gain or loss in an amount equal to the difference between the fair market value of the obligations of the trust to the holder and such holder’s tax basis in the debt securities. Prospective purchasers should consult their tax advisors as to the possible tax effects of such a defeasance and discharge.

Pursuant to the escrow trust agreements that we may execute in connection with the defeasance of all or certain of its obligations under the indenture as provided above, we from time to time may elect to substitute U.S. government obligations or debt securities of the same series for any or all of the U.S. government obligations deposited with the trustee; provided that the money, U.S. government obligations, and/or debt securities of the same series in trust following such substitution or substitutions will be sufficient, through the payment of interest and principal in accordance with their terms, to pay the principal of and each installment of interest on the series of debt securities on the date when such payments become due in accordance with the terms of the indenture and the series of debt securities. The escrow trust agreements also may enable us (1) to direct the trustee to invest any money received by the trustee in the U.S. government obligations comprising the trust in additional U.S. government obligations, and (2) to withdraw monies or U.S. government obligations from the trust from time to time; provided that the money and/or U.S. government obligations in trust following such withdrawal will be sufficient, through the payment of interest and principal in accordance with their terms, to pay the principal of and each installment of interest on the series of debt securities on the date when such payments become due in accordance with the terms of the Indenture and the series of debt securities.

Governing law

The debt securities and the indenture will be governed by the laws of the State of New York.

Trustee

Branch Banking & Trust Company is a lender under our credit facility and from time to time performs other services for us in the normal course of business.

Additional information

The indenture is an exhibit to the registration statement of which this prospectus is a part. Any person who receives this prospectus may obtain a copy of the indenture without charge by writing to us at the address listed under the caption “Incorporation by reference.”

Taxation

Any material U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

Plan of distribution

We may offer and sell the offered securities in any one or more of the following ways from time to time on a delayed or continuous basis:

•	to or through underwriters;

•	to or through dealers;

•	through agents; or

•	directly to purchasers, including our affiliates.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, as amended, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under our agreements to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and may engage in transactions with or perform services for us in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

Any lock-up arrangements will be set forth in a prospectus supplement.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees.

This prospectus and the accompanying prospectus supplement or supplements may be made available in electronic format on the Internet sites of, or through online services maintained by, the underwriter, dealer, agent and/or selling group members participating in connection with any offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, dealer, agent or selling group member, prospective investors may be allowed to place orders online. The underwriter, dealer or agent may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter, dealer or agent on the same basis as other allocations.

Other than the prospectus and accompanying prospectus supplement or supplements in electronic format, the information on the underwriter’s, dealer’s, agent’s or any selling group member’s web site and any information contained in any other web site maintained by the underwriter, dealer, agent or any selling group member is not part of this prospectus, the prospectus supplement or supplements or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, dealers, agents or any selling group member in its capacity as underwriter, dealer, agent or selling group member and should not be relied upon by investors.

Legal matters

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York and for any underwriters or agents by counsel named in the applicable prospectus supplement.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Where you can find more information

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.

Our common stock is listed on the New York Stock Exchange under the symbol “MLM” and we are required to file reports, proxy statements and other information with the New York Stock Exchange. You may read any document we file with The New York Stock Exchange at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Information about us is also available on our website at http://www.martinmarietta.com. Such information on our website is not part of this prospectus.

Incorporation by reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed with the SEC are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006; and

•	Our Proxy Statement filed on April 18, 2007 for the 2007 Annual Meeting of Shareholders.

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Martin Marietta Materials, Inc.
2710 Wycliff Road
Raleigh, North Carolina 27607-3033
Attn: Investor Relations
Telephone: (919) 781-4550

$300,000,000

Martin Marietta Materials, Inc.

6.60% Senior Notes due 2018

Prospectus Supplement

Joint Book-Running Managers

JPMorgan	Banc of America Securities LLC	Wachovia Securities

Co-Managers

BB&T Capital Markets
Wells Fargo Securities
Citi